Exhibit 99.1

CytoSorbents Announces Availability of Preliminary Data Abstracts from Two Endocarditis Studies, including the REMOVE study, to be Presented at the EACTS Conference

MONMOUTH JUNCTION, N.J., October 7, 2021 — CytoSorbents Corporation (NASDAQ: CTSO), a leader in the treatment of life-threatening conditions in intensive care and cardiac surgery using blood purification, announced the public availability of preliminary data abstracts from two separate endocarditis studies, including the REMOVE study, to be presented at the upcoming European Association for Cardio-Thoracic Surgery (EACTS) annual meeting taking place in Barcelona, Spain from October 13-16, 2021, where more extensive data are expected to be made available. A summary of the abstracts are as follows:

The REMOVE (“Revealing Mechanisms and Investigating Efficiency Of Hemoadsorption for Prevention of Vasodilatory Shock in Cardiac Surgery Patients with Infective Endocarditis”) investigator initiated randomized, controlled trial enrolled 288 patients with documented infective endocarditis with a EuroSCORE II (European System for Cardiac Operative Risk Evaluation II) > 3, and who required open heart valve replacement surgery, and compared the intraoperative use of CytoSorb and standard of care with standard of care alone. The investigators concluded that although intraoperative hemoadsorption reduced plasma cytokines at the end of cardiopulmonary bypass, it did not reduce the severity of post-operative organ dysfunction as observed by the change in mean SOFA (Sequential Organ Failure Assessment) score over nine days. In addition, the investigators noted no statistical difference in secondary endpoints, including 30-day mortality and durations of post-operative hemodialysis, ventilation and vasopressor therapy.

In a retrospective study entitled “Intraoperative Hemoadsorption Reduces Sepsis-related Death in All-comers Undergoing Surgery for Infective Left-sided Endocarditis,” investigators from Nuremberg, Germany report results from 195 consecutive patients with left-sided endocarditis (i.e. aortic and/or mitral valve involvement) who underwent valve replacement surgery at their institution with or without intraoperative treatment with CytoSorb. A significant proportion of patients had endocarditis of a prosthetic valve (41% CytoSorb treated, 28% control). The study analyses focused on the comparison of the control cohort (n=101) who were treated prior to CytoSorb introduction at the hospital and the CytoSorb cohort (n=94) who received intraoperative CytoSorb therapy during the operation.  The two groups had generally comparable baseline characteristics with a median age of 69 years, however CytoSorb treated patients had numerically higher baseline EuroSCORE II and were more frequently treated for prosthetic valve endocarditis. The use of CytoSorb was associated with significantly lower post-operative sepsis-related mortality (7.5% vs. 20% control, p=0.021) and lower levels of C-Reactive Protein (8.8 vs. 9.8 mg/dl; p=0.019) and white blood cell counts (9.8 vs. 11.7 x10-6/mcL; p=0.033) on post-operative day 1.  The investigators stated that CytoSorb therapy was well-tolerated and safe and contributed to reduced sepsis-related mortality, CRP and leucocyte levels after surgery and concluded that “these data suggest that intraoperative hemoadsorption improves surgical outcomes in all-comers for left-sided infective endocarditis.”

Dr. Efthymios Deliargyris, Chief Medical Officer of CytoSorbents stated, “At the current time, the available data from both studies are preliminary and limited and do not allow for in-depth evaluation.  We plan to have a detailed statement once the full formal presentations are completed next week, and more complete data are made available.  From a high level, CytoSorb therapy tends to work best in carefully selected patients with a high acuity of illness who are treated with the device early and for an adequate duration of time.  In the case of these two endocarditis studies, important underlying differences may exist in the respective patient cohorts that could explain the reported differences in the observed benefits with the intraoperative use of CytoSorb during valve replacement surgery. In addition, in both studies, CytoSorb was only used intra-operatively, where today in many centers, CytoSorb therapy in infective endocarditis patients has advanced to be used both intraoperatively and postoperatively during recovery with reported improved benefits.  Importantly, the investigators from Nuremberg reported that the intraoperative use of CytoSorb during cardiac surgery was well-tolerated and safe.  We view this as a positive development that provides added reassurances for our ongoing clinical programs on intraoperative device use and are looking forward to reviewing the safety data from the REMOVE trial that we anticipate will be released during the formal presentation.  We plan to work closely with the investigators of both studies to better understand the results and determine the direction for further analyses that could help identify the optimal endocarditis patient population for CytoSorb use and potentially inform the design of future endocarditis studies.”

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Dr. Phillip Chan, Chief Executive Officer of CytoSorbents, stated, “Today, infective endocarditis makes up a minor part of our overall usage and revenue in cardiac surgery and we believe that CytoSorb will continue to be used in selected infective endocarditis populations.  For example, prosthetic heart valve endocarditis is associated with very high mortality and is increasingly common due to the aging population with structural valvular disease and increased use of transcatheter aortic valve replacement (TAVR) and traditional open heart valve replacements. Overall, infective endocarditis is just one of many applications of our technology in cardiac surgery and is a much smaller opportunity than the removal of antithrombotic drugs during cardiothoracic surgery, for which we have specific approvals in the E.U., two U.S. FDA Breakthrough Device Designations, and is the core focus of our U.S. regulatory approval strategy."

Infective endocarditis is a potentially life-threatening infection of one or more heart valves that is usually caused when bacteria enter the bloodstream due to a systemic infection, dental care, or intravenous drug abuse and the use of dirty needles. Treatment typically involves antibiotics, but for many patients, cardiac surgery and valve replacement is the only treatment option. If left untreated, endocarditis can damage a patient’s heart valves and may be fatal.

About CytoSorbents Corporation (NASDAQ: CTSO)

CytoSorbents Corporation is a leader in the treatment of life-threatening conditions in intensive care and cardiac surgery using blood purification.  Its flagship product, CytoSorb®, is approved in the European Union with distribution in 68 countries around the world as an extracorporeal cytokine adsorber designed to reduce the “cytokine storm” or “cytokine release syndrome” seen in common critical illnesses that may result in massive inflammation, organ failure and patient death. These are conditions where the risk of death can be extremely high, yet few to no effective treatments exist.  CytoSorb is also being used during and after cardiothoracic surgery to remove inflammatory mediators that can lead to post-operative complications, including multiple organ failure.  More than 143,000 CytoSorb devices have been delivered to date.  CytoSorb was originally introduced into the European Union under CE-Mark as a first-in-kind cytokine adsorber.  Additional CE-Mark label expansions were received for the removal of bilirubin and myoglobin in clinical conditions such as liver disease and trauma, respectively, and both ticagrelor and rivaroxaban during cardiothoracic surgery. CytoSorb has also received FDA Emergency Use Authorization in the United States for use in adult critically ill COVID-19 patients with imminent or confirmed respiratory failure. The DrugSorb-ATR™ Antithrombotic Removal System, which is based on the same polymer technology as CytoSorb, has also been granted FDA Breakthrough Designation for the removal of ticagrelor, as well as FDA Breakthrough Designation for the removal of the direct oral anticoagulant (DOAC) drugs, rivaroxaban and apixaban, in a cardiopulmonary bypass circuit during urgent cardiothoracic surgery.

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CytoSorbents’ purification technologies are based on biocompatible, highly porous polymer beads that can actively remove toxic substances from blood and other bodily fluids by pore capture and surface adsorption. Its technologies have received non-dilutive grant, contract, and other funding of more than $39.5 million from DARPA, the U.S. Department of Health and Human Services (HHS), the National Institutes of Health (NIH), National Heart, Lung, and Blood Institute (NHLBI), the U.S. Army, the U.S. Air Force, U.S. Special Operations Command (SOCOM), Air Force Material Command (USAF/AFMC), and others. The Company has numerous marketed products and products under development based upon this unique blood purification technology protected by many issued U.S. and international patents and registered trademarks, and multiple patent applications pending, including ECOS-300CY®, CytoSorb-XL™, HemoDefend-RBC™, HemoDefend-BGA™, VetResQ®, K+ontrol™, DrugSorb™, DrugSorb-ATR™, ContrastSorb, and others.  For more information, please visit the Company’s websites at www.cytosorbents.com and www.cytosorb.com or follow us on Facebook and Twitter.

Forward-Looking Statements

This press release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, anticipated future results and performance, representations and contentions and are not historical facts and typically are identified by use of terms such as "may," "should," "could," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," "continue" and similar words, although some forward-looking statements are expressed differently. You should be aware that the forward-looking statements in this press release represent management's current judgment and expectations, but our actual results, events and performance could differ materially from those in the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, the risks discussed in our Annual Report on Form 10-K, filed with the SEC on March 9, 2021, as updated by the risks reported in our Quarterly Reports on Form 10-Q, and in the press releases and other communications to shareholders issued by us from time to time which attempt to advise interested parties of the risks and factors which may affect our business. We caution you not to place undue reliance upon any such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, other than as required under the Federal securities laws.

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Investor Relations Contact:

Terri Anne Powers

Vice President, Investor Relations

and Corporate Communications

(732) 482-9984

tpowers@cytosorbents.com

U.S. Public Relations Contact:
Eric Kim Rubenstein Public Relations
212-805-3052
ekim@rubensteinpr.com

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